LICENSE AGREEMENT

This license Agreement (the “Agreement”), is made effective as of the 23rd day of December, 2010 (the “Effective Date”), by and between ECOfluid Systems, Inc., having a place of business at 209-5589 Byrne Road, Burnaby, BC, V5J 3J1, Canada (“Licensor”) and Asiamera Capital, Inc. and/or Alpha Wastewater, inc., having an address at 9160 Diamond Road, Richmond, BC, V7E 1P3, Canada (“Licensee”).

RECITATIONS

WHEREAS, Licensor is the owner of all rights, title and interest in and to a certain patent and trademarks (the “Licensor Patent and Trademarks”), as described in Schedule A attached to this Agreement;

WHEREAS, Licensor has developed certain proprietary technology with respect to the development of wastewater treatment systems covered by the Licensor Patent and Trademarks and desires to share such technology with Licensee under the terms and conditions of this Agreement; and

WHEREAS, licensee wishes to obtain from Licensor the licenses set forth herein with respect to the Licensor Patent and the technology under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Definitions.

As used in this Agreement, the following terms shall have the following meanings:

(a)

“Patent Rights” shall mean Licensor Patent and Trademarks and any United States or foreign   patent applications claiming priority therefrom, and any continuation or divisional patent applications filed thereon, and any patents issued thereon, and any reexaminations, divisions, renewals, substitutions, extensions, revisions and reissues thereof, and shall include any United States or foreign patent applications filed on Improvements and any continuation or divisional patent applications filed thereon, and any patents pursued or obtained thereon.

(b)

“Technology” shall mean any process, mechanism, invention, technical data, trade secret or other know-how covered by or related to at least a single claim of the Patent Rights and Trademarks which Licensor or Licensee has developed or been assigned or may hereafter develop or be assigned, whether  protected by registration or not.  Any Technology developed by or assigned to Licensor solely or with Licensee’s participation may sometimes be referred to as “Licensor Technology”.  Any Technology solely developed by or assigned to Licensee without any participation from licensee may sometimes be referred to as “Licensee Technology”.

(c)

“Improvements” shall mean any improvement, refinement, enhancement or other modification of the Patent Rights and/or Technology made by or assigned to either of the parties during the Term of this Agreement.  Any Improvements developed by or assigned to Licensor solely or with Licensee’s participation may sometimes be referred to as “Licensor Improvements.”  Any Improvements solely developed by or assigned to Licensee without any participation from Licensor may sometimes be referred to as “Licensee Improvements.”

(d)

“System” shall mean a Wastewater Treatment System covered by or related to at least a single claim of the Patent Rights and Trademarks of the Technology and Improvements which are used to purify waste influent materials utilizing fluidized bed-type filtration.

License Agreement

(e)

“Term” shall mean the term of this Agreement as set forth in Section 9.

(f)

“Exclusive Territory” shall mean the People’s Republic of China and any other Asian country  granted by the Licensor.

(g)

“Hard Costs” for the System shall mean the total price paid, excluding all taxes, duties and levies,    by Licensee, Customer or any other parties, to any and all third party manufacturers, assemblers, vendors and suppliers for equipment and hardware components of each System as described in Schedule B - Components of the System, other than but not limited to concrete, piping, equipment    of the sewage collection system but not including screening system, buildings and “Soft Costs” as defined in paragraph (h) below.  Hard Costs shall not include any costs for installation,    transportation or insurance of the equipment and hardware.

(h)

“Soft Costs” shall include but not be limited to costs incurred with a third party with respect to consulting, contracting, technical support, design, implementation or similar services for the   systems, or administrative, financing, legal, fees, permits, licenses, geotechnical and environmental assessments.

(i)

“Expiration of the Patent Rights” shall mean the earlier of: (i) the date on which the last United   States or foreign patent in the Patent Rights expires; and (ii) the date on which the last United States or foreign patent is ruled invalid or unenforceable by a Court of competent jurisdiction.

2.

Grant of Rights; Systems.

(a)

Subject to the terms and conditions herein contained, Licensee shall, during the Term, have the exclusive, nontransferable, non-sublicenseable right (the “Exclusive License”) to manufacture    and/or assemble, distribute, sell, advertise and promote the Systems solely within the Exclusive Territory or such territory as agreed to in writing b y the Licensee.

(b)

Licensee agrees that the manufacture and assembly, advertisement, promotion, sale and distribution  of the Systems, as well as the provision of any related services to Licensee’s customers (the “Customers”), will be performed in accordance with all applicable federal, state, and local laws,   rules and regulations, and all industry codes and standards.

(c)

Licensee shall also have a royalty-free license during the Term and in the Exclusive Territory to use   a certain “USBF” trademark, owned and described in Schedule A attached to this agreement (the (“Trademark”) solely for the purposes of exercising the rights set forth in Section 2(a) above.  Licensee shall acquire no right, title or interest in or to the Trademark, and all goodwill derived from the use of the Trademark shall inure solely to the benefit of Licensor.  Licensee will at no time take any action in derogation of Licensor’s rights therein, including without limitation, applying to  register any trademark, trade name, service mark or other designation that is confusingly similar to   the Trademark.  Licensee shall use the Trademark only in the form and manner and according to quality standards and with appropriate legends as prescribed from time to time by Licensor, and will not use any other trademark or service mark in combination with any other trademark except as approved by Licensor.

(d)

Licensee shall have the right to subcontract the manufacture and/or assembly of the System in the Exclusive Territory, provided that any   subcontractor shall agree in writing to be fully subject to, and bound by, licensee’s obligations under this Agreement and agree to immediately cease all development of Systems upon notice of termination or expiration of this Agreement; and further provided that a breach by a subcontractor of any provision of this Agreement shall be considered a  breach by Licensee.  Notwithstanding any subcontracting hereunder, Licensee shall remain primarily and completely obligated under all of the provisions of this Agreement.

License Agreement

(e)

Licensee shall promptly, upon completion of the sale of any System, provide Licensor a copy of   each completed purchase order or other similar document used by Licensor to provide the System to the Customer.  Such document shall contain, at a minimum, the date of the sale, total invoice price and name of each Customer or identification of the System.

3.

Installation and Technical Support.

Unless otherwise agreed by the parties in writing, licensee shall be responsible for the development, configuration and installation of Systems for the Customers.  However, if Licensee requests any design, engineering, technical support or other services from Licensor with respect to a System, Licensor shall submit a written proposal     to Licensee setting forth the price and the scope of Licensor’s proposed obligations in reasonable detail.  If Licensee finds the proposal acceptable, the parties will execute a mutually acceptable statement of work setting forth their respective obligations, compensation, anticipated service during and such other items as they deem necessary.  All payments to Licensor in consideration of such services shall be paid 50% upon the agreed execution of the statement of work and 50% upon successfully completing the obligations under the statement of work.

4.

Improvements; Technology.

(a)

Any Licensor Improvements or Licensor Technology shall be owned exclusively by Licensor and shall be included in the licenses granted herein.  If licensor decides, in Licensor’s sole discretion, to file any patent applications in the United States or in any other country on any such Licensor Improvements or Licensor Technology, licensor shall advise Licensee of same.

(b)

Any Licensee Improvements or Licensee Technology shall be owned solely by Licensor; however Licensor shall have a worldwide, fully paid, royalty-free perpetual license to use and further develop Licensee Technology and shall promptly advise Licensor of the filing and maintenance of any patent or application on the same.

5.

Consideration.

(a)

In consideration for the licenses granted hereunder, Licensee shall pay Licensor a sales fee (“Sales Fee”) equaling the sum of twelve and a half percent (12.5%) of Licensee’s Hard Costs, as defined in Section 1(g), for each System.  After December 31, 2010, annual minimum Sales Fee of $50,000  USD shall become effective.  In the event such minimum Sales Fee is not met during each calendar year following December 31, 2010, Licensee shall have the first option to pay all of or any shortfall   to meet the minimum annual Sales Fee amounts to the Licensor to retain the Exclusive Territory  rights, or in the event Licensee does not exercise this option, Licensor shall have the right at its sole discretion to terminate the agreement.

(b)

Except as otherwise provided herein, and unless agreed otherwise at the time of the sale, Sales Fee payments for each System shall be made to the Licensor, pro-rata, based on the System purchase order progress payments received by the Licensee within 14 days of receipt of such progress payments by the Licensee.  Each pro-rata sales Fee payment shall be accompanied by a report setting forth in reasonable detail a description of the particular System and any amounts that comprise Hard Costs for such System.  Licensor and its representatives shall the right not more than twice a          year, at Licensor’s own cost, and with reasonable written notice to Licensee to examine and make copies of such portion of Licensee’s books and records and other documents relating to the Systems and the Dales Fees.  Licensee shall keep all such books and records and documents available for at least two (2) years after the expiration or termination of this Agreement, and Licensor and its representatives shall have the right to examine and make copies of the same during such two (2) year period.  In the event such examination disclose any deficiencies in Sales Fee payments  greater than two percent (2%), the costs of the examination will be promptly paid by Licensee, along with the deficiency.

License Agreement

(c)

Any sums which have not been timely paid by Licensee (including Sales Fees and other sums owed   to Licensor hereunder), shall accrue interest compounded daily from the original due date of each  sum until the date of actual receipt of payment at the annual rate of ten percent (10%) or the maximum rate allowable by law, whichever is higher.

6.

Disclaimer of Warranties.

(a)

LICENSOR MAKES NO WARRANT, IMPLIED OR EXPRESS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE PATENT RIGHTS OR ANY TECHNOLOGY, IMPROVEMENTS OR SYSTEMS.  LICENSOR ALSO MAKES NO EXPRESS OR IMPLIED WARRANTY, REPRESENTATION OR COVENANT THAT THE USE OR SALE OF ANY SYSTEMS OR USE OF THE PATENT RIGHTS, TECHNOLOGY OR  IMPROVEMENTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER RIGHT OF ANY PARTY.  LICENSOR SHALL NO    OBLIGATION TO INDEMNIFY LICENSEE OR ANY CUSTOMERS WITH RESPECT TO CLAIMS OF THE SAME.  Licensee shall be solely responsible for any warranties that it makes to third parties with respect to any of the Systems.

7.

Indemnification.

(a)

Licensee shall defend, indemnify and hold harmless Licensor from any and all damages, expenses and      losses, including reasonable attorney fees, arising from or out of Licensee’s or its subcontractors’ development, distribution, advertising, promotion, sale or use of the Systems or provision of related services to Customers,   including, without limitation, product liability, warranty obligations or breach of contract with such Customers or      any act or omission that results in injury or harm to person or property, provided that licensee has sole control and defense of such claim and Licensor provides prompt written notice of any claim of which it becomes aware and cooperates fully (at Licensee’s expense) with such defense and any settlement thereof.  Notwithstanding the    foregoing, such indemnification by Licensee shall not apply to any claim or sections to the extent caused by the negligence or willful misconduct of Licensor in its provision of any services under Section 3.

(b)

Licensor shall defend, indemnify and hold harmless Licensee from any and all damages, expenses, and    losses, including reasonable attorney fees, to the extent arising from or out of negligence or willful misconduct             of Licensor in its provisions of any services under Section 3, provided that Licensor  has sole control and defense of such claim and Licensee provides prompt written notice of any claim of which it becomes aware and cooperates fully (at Licensor’s expense) with such defense and any settlement thereof.

8.

Intellectual Property Ownership; Third-Party Infringement Litigation.

(a)

Licensor is and shall remain the sole owner of the Patent Rights (as well as the Trademark and any other copyright, trade secret or other intellectual property rights in the Licensor Technology and Licensor Improvements).  Licensor agrees to execute any additional documents and do all; things necessary or appropriate at Licensor’s sole judgment and discretion, during and after the Term of this Agreement, to vest and confirm all such rights in Licensor   of any of foregoing and to facilitate the obtaining by Licensor of any desired legal protection  for any of the      foregoing in any countries.  Any documents or actions described in the preceding sentences shall be prepared, filed or taken at Licensor’s expense, but Licensee shall sign such documents and otherwise cooperate at no cost to Licensor.

(b)

Upon learning of a third-party’s infringement of Patent Rights, Licensor Improvements or Licensor Technology, the party learning of such infringement shall inform the other party in writing of the same and shall   supply the other party with evidence then available to the informing party pertaining to such infringement.  Licensor shall have the sole and exclusive right to take any legal or other steps that Licensor deems appropriate in Licensor’s  sole discretion with respect to any infringement outside the Exclusive Territory.  If Licensor subsequently files a       lawsuit for infringement against such third party, Licensor shall have the sole right to all proceeds from such

License Agreement

prosecution.  With respect to infringement solely within the Exclusive Territory, the parties shall jointly determine       in good faith the course of action to be taken.  Licensor shall control all litigation at its own cost.

9.

Term of Agreement.

This Agreement shall be effective as of the Effective Date and shall, unless earlier terminated as set forth herein, continue in effect until the Expiration of the Patent Rights.

10.

Termination.

(a)

This Agreement and the licenses granted hereby may be terminated by a party hereto by written  notice to the other party upon a material breach of the terms and conditions hereof by such other party, which material breach or failure has not been cured within thirty (30) days after the receipt     by such other party of written notice from the non-breaching party, describing such material breach   in reasonable detail.

(b)

This Agreement and the licenses granted hereby may also be terminated by Licensor, effective immediately upon written notice to Licensee in the event that Licensee distributes or sells (or causes to be distributed or sold) any Systems outside the Exclusive Territory without Licensor’s written consent or breaches its confidentiality obligations under Section 11 hereof.

(c)

Upon expiration or termination of this Agreement for any reason, Licensee shall promptly pay Licensor all Sales Fees and other amounts owed with respect to Systems sold through the date of  such termination and shall deliver to Licensor all books, notes, drawings, writings and other documents in the possession of Licensee relating to the patent Rights, Licensor Technology and Licensor Improvements, together with all copies of any Licensor’s Confidential Information in the possession of Licensee; and all rights granted by Licensor to Licensee shall forthwith revert to Licensor.

11.

Confidential Information.

(a)

Confidential Information is any information of a party hereto to which the other party is provided or has already been provided access hereunder that relates to the transmitting party’s business, the  Patent Rights of the Technology and could reasonably be expected to be confidential such as production schedules, test data, trade secrets and the terms of this Agreement, but does not include information that (a) is explicitly approved for release by the transmitting party; (b) was already  known by the receiving party prior to receiving the information from the transmitting party through  no wrongful act on the part of the receiving party and without known obligations of confidentiality; (c) is known or available to the general public through no fault or breach of obligation by the receiving party; or (d) is required to be disclosed by law or which is reasonably required to be disclosed in order to enforce rights under the Agreement, provided that the receiving party shall, if reasonably possible, notify the other party of the intended disclosure in advance, in order to allow   the other party a reasonable opportunity to seek a protective order.

(b)

Each party agrees to maintain such Confidential Information received from the other party in strict confidence, to use it only in a manner consistent with the purpose for which it was transmitted and to not disclose it to third-parties except third parties who are counsel or who are employees, consultants or permitted contractors or subcontractors of the receiving party who have a need to know, have   been instructed that it is proprietary information and have agreed to maintain its confidentiality.    Each party agrees to take the same measures to protect the Confidential Information of the other   party that it takes to protect its own information of comparable sensitivity, but in no event less than reasonable care.  All materials transmitted between the parties or accessed hereunder and containing Confidential Information shall remain the property of the transmitting party and shall be returned upon reasonable request unless previously destroyed at the transmitting party’s request.  Each party

License Agreement

shall be responsible for any breach of confidentiality hereunder by any of its consultants, employees, and independent contractors and shall indemnify the other party for all damages, expenses and losses (including reasonable attorneys’ fees) arising from or related to the same.

(c)

The parties each acknowledge and agree that a breach of this Section 11 may cause irreparable harm to the non-breaching party for which the award of money damages may be inadequate.  The parties therefore agree that in the event of any breach of this provision, the non-breaching party shall be entitled to seek injunctive relief in addition to seeking any other remedy provided in this Agreement or available at law.

12.

Limitation on Damages.

In no event will either party be liable for any indirect, incidental, special, consequential or punitive       damages under or in relation to this Agreement, except with respect to damages arising our of or related to a party’s breach of its confidentiality obligations hereunder or to the extent Licensee exceeds the scope of the rights granted under Section 2 hereof.

13.

Notices.

All notices to be given or payments made hereunder shall be in writing and personally delivered or sent by       a nationally recognized overnight delivery system which maintains a record of pickups and deliveries or by      registered or certified mail, postage prepaid, addressed to the respective signatories ser forth below at the addresses   first set forth above.

14.

Entire Understanding; Counterparts.

This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and supersedes any and all prior agreements or understandings relating to the subject matter hereof.  This Agreement may not be modified or amended except by a writing signed by the party sought to be charged therewith.  Without limiting the generality of the foregoing, any material verbal communication with respect to System       technical matters must be confirmed by both parties in writing within forty-eight (48) hours after such verbal communication in order to be effective or capable of being relied upon.  This Agreement may be executed in counterparts, each of which shall constitute an original but both of which shall constitute the same instrument.

15.

No Waiver.

No waiver by either party, whether express or implied, of any provision of this Agreement or of any breach    or default by either party, shall constitute a continuing waiver or a waiver of any other provision of this Agreement,   and no waiver by either party shall prevent such party from enforcing any and all provisions of this Agreement to       the extent not waived or from acting upon the same or any subsequent breach or default of the other party.  No       waiver of any provision hereunder shall be effective unless it is in writing signed by the party against whom enforcement of such waiver may be sought.

License Agreement

16.

Severability.

The provisions set forth in this Agreement shall be considered to be severable and independent of each      other.  In the event that any provision of this Agreement shall be determined in any jurisdiction to be unenforceable, such determination shall not be deemed to affect the enforceability of any other provision and the parties agree that    any court making such a determination is hereby requested and empowered to modify such provision and to      substitute for such unenforceable provision such limitation or provision of a maximum scope as the court then                  deems reasonable and judicially enforceable and the parties agree that such substitute provision shall be as     enforceable in said jurisdiction as if set forth initially in this Agreement.  Any such substitute provision shall be applicable only in the jurisdiction in which the original provision was determined to be unenforceable.

17.

Relationship of the parties.

Except as expressly provided in this Agreement, neither party shall have any right or authority whatsoever      to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other       party or to bind the other party in any manner, and any action or conduct of a party in breach of this provision shall be the sole responsibility and liability of such party.

18.

Survival.

The obligations of the parties hereto under Sections 4, 5 (with respect to outstanding payments and books          of record), 6, 7, 8(a) and 11-22 shall survive the expiration or termination of this Agreement.

19.

Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assignees.  Licensee shall not assign, sublicense or otherwise transfer its rights or obligations    hereunder (but may subcontract System development under Section 2(c) ) to any third party without Licensor’s prior written consent, and any attempt at any such transfer without such prior written consent shall be void and of no      effect.  However, Licensee may assign all of its rights and obligations without such prior written consent to a   subsidiary or entity under common equity control with licensee or an entity that acquires all or substantially all of        its  assets or to any successor in a merger, internal reorganization or consolidation, liquidation or other acquisition; provided that any such successor first agrees in writing to be bound by the terms and conditions of this Agreement     and  Licensor is provided prior written notice of the assignment.  Licensor shall have the right to freely transfer Licensor’s rights and obligations hereunder.

20.

Insurance.

(a)

During the Term for a period of one year after expiration or termination of this Agreement, Licensee will maintain, at its own expense, in full force and effect, with a responsible insurance carrier such product liability and other insurance as is customary for a business of the type, nature and size of Licensee and reasonably acceptable to Licensor, naming Licensor as an additional insured.  Such policy shall provide for fifteen (15) business days’ notice to licensor in the event of any    modification, cancellation or termination thereof.  From time to time upon reasonable request by Licensor, Licensee shall, promptly furnish or cause to be furnished to Licensor a certificate     evidencing the insurance required herein.

21.

Governing Law.

This Agreement and all matters related thereto shall be constituted and interpreted under and in accordance with substantive laws of the Province of British Columbia without conflicts of law principles.

22.

Arbitration.

License Agreement

(a)

Arbitration.  In the event of any dispute or disagreement between the parties with respect to the interpretation of any provision of this Agreement, or with respect to the performance by either party hereunder, or with respect to any dispute, claim or controversy arising under or in conjunction with this Agreement or out of the breach thereof, and upon written request be either party, the matter    shall be submitted to binding arbitration, which is to be conducted according to Section 22(b).

(b)

Arbitration Rules.  The parties shall appoint three arbitrators, with one arbitrator selected by each party and the third arbitrator selected by the Canadian Arbitration Association (hereinafter, “CAA”).  The arbitration shall be conducted in accordance with the rules, regulations, and procedures of the CAA, and the decision of the arbitration shall be final and binding on both parties.  Such arbitration shall be held in Vancouver, BC and shall be conducted in the English language.  The decision of the arbitration panel may be entered and enforced in any court of competent jurisdiction.  All costs associated with the arbitration and imposed by the arbitrators shall be borne equally by each party unless the arbitration panel holds that the arbitration was requested in bad faith, in which case, the requesting party shall bear all costs associated with the arbitration and imposed by the arbitrators.  Further, each party shall be responsible for its own attorney’s fees and other professional fees  incurred in connection with the arbitration, regardless of the outcome, unless the arbitration panel holds that the arbitration was requested in bad faith, in which case, the requesting party shall pay   both parties’ attorney and professional fees associated with the arbitration.

(c)

Notwithstanding the foregoing, nothing herein shall prevent either party from seeking, and both parties shall at all times have the right to seek, at their option in lieu of arbitration, in order to protect their patents, copyrights, trademarks, trade names, trade secrets, and/or any other Confidential Information and/or proprietary information, such remedies through the courts, at law in equity, or otherwise as is deemed necessary or desirable, including without limitation, injunctive relief.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

ASIAMERA CAPITAL, INC./

ECOFLUID SYSTEMS, INC.

ALPHA WASTEWATER, INC.

/s/Karel V. Galland

/s/Brian Hauff

____________________________________

____________________________________

BY: Karel V. Galland

      BY: Brian Hauff

ITS: President

ITS: President

Attach:

Schedule A: Licensor Patent and Trademarks

This will contain details of Patent and Trademarks

Schedule B: Components of the System

This will contain a list of included components of the system

SCHEDULE B -  COMPONENTS OF THE SYSTEM

License Agreement

1.

Sludge Blanket Filter(s) (Clarifiers)

2.

Main Air Blowers

3.

RAS Air Blowers, if applicable

4.

Aeration Diffusers

5.

Mixers

6.

Headworks Screening System

7.

RAS Pumps